Exhibit 99.(h)(3)

T MEDIA TECH LLC

AMENDED & RESTATED LICENSE AGREEMENT

This Amended & Restated License Agreement (“Agreement”), dated as of November 19, 2025 (the “Effective Date”), is entered into by and between T Media Tech LLC (“T Media”), a Florida limited liability company, having an office at 401 N. Cattlemen Rd., Ste. 200, Sarasota, FL 34232, and Yorkville America, LLC, and each of its subsidiaries , Yorkville America Equities, LLC and Yorkville America Digital, LLC (collectively, “Licensee”), each having an office at 1012 Springfield Avenue, Mountainside, NJ 07092.

WHEREAS, T Media owns the rights to, and engages in a variety of business activities in connection with, the names and other intellectual property listed in Exhibit A, as such Exhibit may be amended and updated from time to time by written notice from T Media to Licensee (the “T Media IP”);

WHEREAS, T Media uses in commerce and owns trade name, trademark and service mark rights related to certain of the T Media IP (such rights are hereinafter individually and collectively referred to as the “Marks”);

WHEREAS, Licensee wishes to use the T Media IP in connection with the branding and launch of certain investment products, including any underlying indexes (each, a “Product” and together, the “Products”);

WHEREAS, Licensee wishes to use the T Media IP to sponsor, issue, establish, organize, structure, operate, manage, offer, sell, market, promote, write, list, trade, exchange and distribute (collectively “sponsor” or “sponsoring”) the Products and to make disclosure about the Products under applicable laws, rules and regulations;

WHEREAS, Licensee wishes to obtain T Media’s authorization to use the T Media IP and refer to such T Media IP and the Marks in connection with the Products;

WHEREAS, in furtherance of the foregoing, the parties previously entered into that certain License Agreement, dated February 4, 2025 (the “License Agreement”); and

WHEREAS, Licensee has since negotiated a sublicense with an index provider for the use of certain T Media IP in the name of the indexes;

WHEREAS, the index provider has requested revisions to certain requirements of the License Agreement;

WHEREAS, Licensee wishes to obtain T Media’s authorization to revise the terms of the License Agreement in accordance of the terms of the index provider sublicense.

WHEREAS, the parties desire to amend and restate the License Agreement as set forth herein, and accordingly this Agreement shall supersede and replace the License Agreement in its entirety.

NOW, THEREFORE, the parties hereto agree as follows:

1.              Grant of License

(a)           Subject to the terms and conditions of this Agreement, T Media grants to Licensee a non-transferable license (i) to use one or more of the T Media IP as the basis, or as a component, of the Products to sponsor the Products; and (ii) to use and refer to the T Media IP and the Marks in the names of the Products, including in the name of any underlying index; (iii) to combine the T Media IP with other marks in the names of the Products, including in the name of any underlying index, as more fully provided in Section 9; and (iv) to make such disclosures about the Products or indexes as Licensee deems necessary, electronically or otherwise, under any applicable laws, rules or regulations. The license granted under this Section 1(a) shall be exclusive (even as to T Media) with respect to investment products of all kinds and natures, including without limitation exchange-traded funds, separately-managed accounts, mutual funds, exchange-traded products and variable annuities, and T Media shall not itself use or grant to any third party any right or license to use the T Media IP or Marks, or any trademarks, service marks, brands, logos or trade names that are similar to or derivative of any Marks, in connection with or to sponsor any investment products. Licensee shall not disseminate electronically or in any other fashion to any third party any information related to the

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T Media IP that is designated in writing as “Confidential” or “Proprietary” by T Media (except as provided in Paragraph 8(c) below).

(b)           Licensee shall have a right to sublicense any or all of the rights granted hereunder to (i) any affiliate of Licensee, and such affiliate will have the power to further sublicense those rights to third parties pursuant to Section 1(b)(iii) of this Agreement; (ii) any of the Products, and the Products will have the power to further sublicense those rights to third parties pursuant to Section 1(b)(iii) of this Agreement; and (iii) to third parties in furtherance of sponsoring the Products, including without limitation any index provider, provided that such third parties will not have the further power to sublicense those rights to any other third parties. Licensee shall require any such sublicensee to comply with Licensee’s obligations under this Agreement and shall remain obligated under the terms of the Agreement with respect to any actions taken by the sublicensee pursuant to any sublicense. No further license shall be required from T Media of any securities exchange, stock market or other entity to list and trade the Products in accordance with the terms and conditions set forth herein. The parties shall determine the timing of the launch of each Product in good faith in accordance with Schedule 1. Licensee shall have no obligation to launch any Product. After a Product is launched, Licensee may terminate the Product or the Products’ use of any T Media IP at any time.

(c)           Licensee shall not knowingly take or permit any action that will cause material damage or harm to the reputation or goodwill of T Media.

(d)           Licensee will initiate appropriate regulatory filings with respect to each of the Products, including any indexes. Licensee shall have the sole obligation to comply with all applicable federal, state and local laws with respect to sponsoring the Products or in the event of a license to an index provider, with respect to the relevant indexes..

2.              Term

The term of the license granted hereunder commenced on February 4, 2025 and shall continue for five (5) years (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically renew for additional subsequent five (5) year terms (each, a “Renewal Term”) provided that either party may provide written notice of non-renewal if aggregate assets under management in the Products do not exceed $250.0 million as of the end of the Initial Term and the then-current Renewal Term.

3.              License Fees

Licensee shall pay T Media a                      license fee                with respect to the T Media IP. The license fee shall be paid within thirty (30) days from the last day of each quarter.

4.              Termination

(a)           In the case of breach of any of the material terms and conditions of this Agreement by either party, the non-breaching party may terminate this Agreement by giving sixty days’ prior written notice of its intent to terminate, and such notice shall be effective on the date of such termination (at the option of the non-breaching party) unless the breaching party shall correct such breach within the notice period or, if the breach is not capable of being cured within such sixty day period, unless the breaching party has undertaken to correct such breach and diligently prosecutes such correction until completion; provided that such cure period shall not exceed one hundred twenty days in total.

(b)           Licensee may terminate this Agreement with respect to any Product upon sixty days written notice to T Media if Licensee is informed of the final adoption of any legislation or regulation that materially impairs Licensee’s ability to offer, sell, distribute, write, market or promote any such Product.

5.              Rights Upon Termination

Upon termination of this Agreement, Licensee shall cease to use the T Media IP and cease referring to the T Media IP and the Marks, including any “Composite Mark” as such term is defined herein, with respect to the Products.

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6.              Product Promotion; Quality Control

(a)            Licensee shall use commercially reasonable efforts to protect the goodwill and reputation of T Media in connection with its use of the T Media IP and the Marks under this Agreement. Licensee shall submit to T Media for its preview and approval all of the advertisements, brochures, and promotional and information material related to each Product (other than price quotations for a Product or any index documentation complied for regulatory purposes as well as any information directly derived from the index methodology guide that has been preapproved by T Media) (collectively “Informational Materials”) relating to or referring to T Media, the T Media IP or the Marks. T Media shall notify Licensee of any approval or disapproval within five (5) business days, except for the indexes listed on Exhibit B, which are deemed to be approved. T Media’s approval shall be confined solely to the use of or description of T Media, the T Media IP and the Marks, shall not be unreasonably withheld or delayed by T Media.

(b)            T Media is not obligated to engage in any marketing or promotional activities in connection with the Products or in making any representation or statement to investors or prospective investors in connection with the promotion by Licensee of the Products.

(c)            Except with respect to a sublicense to an index provider (which is addressed below), Licensee acknowledges and agrees that T Media, in granting the permission contained in this Agreement, does not express or imply any approval of the Products or of Licensee and Licensee further agrees not to make any statement which expresses or implies that T Media approves, endorses or consents to the promotion, marketing, and arrangement by Licensee of the Products or that T Media makes any judgment or expresses any opinion in respect of the Licensee. With respect to a sublicense to an index provider, Licensee acknowledges and agrees that (a) T Media and its affiliates do not sponsor and/or endorse, and/or promote any indexes, (b) T Media provides the index provider the ability to use its marks in the indexes and respective index disclosures, and (c) T Media is not an investment advisor, and it makes no representation regarding the indexes

(d)            Quality Control.

(i)                Quality Standards. Licensee acknowledges and is familiar with the high standards and reputation for quality of T Media symbolized by the Marks, and Licensee shall conduct its business and use the Marks in a manner at least consistent with such quality standards and reputation applicable in the relevant industry.

(ii)               Use of the Marks. Where commercially reasonable to do so, Licensee shall use proper notice symbols and legends as may be required under applicable law to maintain the Marks and T Media’s rights therein.

(iii)              Quality Control. T Media may exercise quality control over uses of the Marks under this Agreement to maintain the validity of the Marks and protect the goodwill associated therewith. For the purpose of monitoring Licensee's compliance with T Media's quality standards and the other requirements set forth in this Section 6, at T Media's reasonable request and at T Media’s expense, T Media (or its representative) ask for additional information related to Licensee or its sublicensee’s use of the Marks as authorized herein, including with respect to its operations or to perform reasonable due diligence on reasonable notice and during normal business hours. Licensee acknowledges and agrees that T Media may reasonably rely on Licensee to perform any inspection or review necessary to ensure Licensee's and its sublicensees' compliance with T Media’s quality standards and the other requirements set forth in this Section 6.

7.              Protection of Value of License

(a)            Licensee shall cooperate reasonably with T Media in the maintenance of all T Media common law and statutory rights in connection with the T Media IP and the Marks, including copyrights and other proprietary rights, and shall take such acts and execute such instruments as are reasonably necessary and appropriate for such purposes.

(b)            Licensee shall not refer to the T Media IP in any manner which might cause confusion as to T Media’s ownership of such T Media IP or as to the identity of Licensee and its relationship to the Products, or in the case of an index, the index.

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8.              Proprietary Rights

(a)            Licensee acknowledges that the T Media IP and the Marks are the exclusive property of T Media.

(b)            T Media reserves all rights with respect to the T Media IP and the Marks except those expressly licensed to Licensee hereunder.

(c)            Each party shall treat as confidential and shall not disclose or transmit to any third party (except for permitted sublicensees pursuant to Section 1(b)) any confidential and proprietary information of the other party, including the terms of this Agreement or (in the case of T Media) Informational Materials submitted to T Media pursuant to paragraph 6(a) hereof, provided that the documentation or other written materials containing such information are designated as “Confidential” or “Proprietary” by the providing party or should otherwise by its nature be understood to be confidential and such information is not available generally to the public or otherwise available to the receiving party from a source other than the providing party on a non-confidential basis. Notwithstanding the foregoing, Licensee or its affiliates may publish daily through the National Securities Clearing Corporation for distribution to NSCC members only and through Bloomberg L.P., Morningstar, Refinitiv (LSEG), Confluence, MSCI, FactSet, S&P or some other organization mutually agreed upon by the parties hereto, by electronic or in other means, each Product’s daily market basket (including each Product’s constituents and weights); provided, however, that T Media may withdraw any such distribution approval in the event that such distribution materially adversely affects other T Media business initiatives. In addition, if requested or required (by interrogatories, requests for information or documents, subpoena, or other process) either party may reveal such information if such information to be disclosed is (i) approved in writing by the other party for disclosure or (ii) required by law, regulatory agency or court order to be disclosed by a party, provided, to the extent permitted by applicable law, prior written notice of such required disclosure is given to the other party. In addition, except with respect to disclosure made pursuant to (i) and (ii) in the immediately preceding sentence, each party shall treat as confidential the terms of this Agreement. The provisions of this paragraph shall survive any termination of this Agreement for five (5) years from the effective date of the termination or expiration of this Agreement.

9.              Ownership and Protection of Composite Marks

(a)            T Media consents the use of the T Media IP and the Marks in conjunction with (a) the Licensee’s own trademark(s) by Licensee; (b) the trademarks of a sublicensee, and with any marks sublicensed by such sublicensee; and (c) the trademarks of Licensee combined with the trademarks of any sublicensee (each, a “Composite Mark”). Licensee will use T Media approved T Media IP and Marks in the Composite Mark.

(b)            Each Composite Mark shall be owned by T Media, and shall be part of the Intellectual Property of T Media and included in the Marks as defined herein. With respect to any such Composite Mark: (i) T Media shall not register or apply for registration of such mark; (ii) T Media shall not use such mark without Licensee’s, prior written consent, or in the case of a sublicensee, such sublicensee’s prior written consent, which shall not be unreasonably withheld; and (iii) after termination or expiration of this Agreement, T Media shall discontinue use of any Composite Mark and, as applicable and upon Licensee’s written request, disclaim ownership rights in Licensee’s or any sublicensee’s own trademark(s) forming a part of such mark and shall assign to Licensee or any sublicensee any rights in their respective trademark(s) forming a part of such mark and the goodwill associated therewith that T Media might have acquired during the Term. Notwithstanding the foregoing, T Media acknowledges that Licensee may sublicense T Media marks to an index provider for use in some, but not all, of the index names provided by such index provider. In such an event, T Media shall not own any composite marks in an index name except where a specific index does in fact include T Media marks in combination with another mark. For the sake of clarification, the third party marks                                                                                                                                                                                                  shall not be regarded as Composite Mark.

10.             Warranties; Disclaimers

(a)            T Media represents and warrants that T Media is the owner of rights granted to Licensee herein and that, to T Media’s knowledge, use of the T Media IP and the Marks as provided herein shall not infringe any trademark, service mark, copyright, other proprietary right, or contractual right of any person not a party to this Agreement.

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(b)            Except with respect to a sublicense to an index provider, which is addressed in the following section, Licensee agrees expressly to be bound itself by and furthermore to include all of the following disclaimers and limitations in the prospectus and any contract(s) relating to each Product and upon request to furnish a copy (copies) thereof to T Media:

This fund is not sponsored, endorsed, sold or promoted by T Media or any affiliate of T Media. Neither T Media nor any other party makes any representation or warranty, express or implied, to the owners of this fund or any member of the public regarding the advisability of investing in funds generally or in this fund particularly. T Media is the licensor of certain trademarks, service marks and trade names of T Media. T Media is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of this fund to be issued or in the determination or calculation of the equation by which this fund is redeemable for cash. Neither T Media nor any other party has any obligation or liability to owners of this fund in connection with the administration, marketing or trading of this fund.

(c)            With respect to an index provider, License agrees expressly to be bound itself by and furthermore to include all of the following disclaimers and limitations in any use of the Marks, including without limitation in any index guide, Informational Materials, online usages or any contract(s) relating to each index and upon request to furnish a copy (copies) thereof to T Media.

T Media Tech LLC and its affiliates (“T Media”) do not sponsor, endorse, sell or promote, or manage any [NAME OF INDEX PROVIDER]-administered Indexes. T Media is not an investment advisor, and it makes no representation regarding the advisability of investing in any investment fund or other investment vehicle that is offered by third parties and that seeks to provide an investment return based on the performance of any index tracking these indexes.

(d)            Licensee agrees expressly to be bound itself by and furthermore to include all of the following disclaimers and limitations in any index guide, Informational Materials (other than the prospectus), online usages or any contract(s) relating to each index relating to the Products and upon request to furnish a copy (copies) thereof to T Media:

[LIST OF LICENSED MARK(S)] are service marks of T Media and have been licensed for use by [Yorkville America, LLC][Name of Sublicensee]. The Funds are not sponsored, endorsed, sold or promoted by T Media. Nor does T Media make any representation regarding the advisability of investing in any the Funds.

(e)            T Media represents and warrants that it has the authority to enter into this Agreement according to its terms and that its performance does not violate any laws, regulations or agreements applicable to it.

(f)             Licensee represents and warrants that it has the authority to enter into this Agreement and that its performance does not violate any applicable laws, regulations or agreements, including but not limited to banking, commodities and securities laws.

(g)            Neither party shall have any liability for lost profits or consequential damages arising out of this Agreement.

(h)            The provisions of this Section 10 shall survive any termination of this Agreement.

11.	Indemnification

(a)            Licensee shall indemnify and hold harmless T Media, its parent, subsidiaries, affiliates, and their officers, directors, employees, agents, successors and assigns (collectively, the “T Media Indemnified Parties”)

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against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) as a result of claims or actions brought by third parties against a T Media Indemnified Party which arise from any act or omission of Licensee which constitutes a breach of this Agreement or is in any manner related to the Products (except with respect to any claim or action alleging that Licensee’s or Products’ use of the T Media IP and Marks violates or infringes any trademark, service mark, copyright or other proprietary right of any person not a party to this Agreement); provided, however, that (i) T Media notifies Licensee promptly of any such claim or action (provided further that any failure or delay in providing such notice shall not relieve Licensee of its obligations except to the extent that the defense of such claim is materially prejudiced thereby), and (ii) Licensee shall have no liability to the T Media Indemnified Parties to the proportional extent that such judgments, damages, costs or losses are attributable to any breach of the Agreement, negligent act or omission by a T Media Indemnified Party. Licensee shall control and shall bear all expenses in connection with the defense and/or settlement of any such claim or action. T Media shall have the right, at its own expense, to participate in the defense of any claim or action against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim or action, without the written consent of Licensee. Licensee, in the defense of any such claim, except with the written consent of T Media, shall not consent to entry of any judgment or enter into any settlement which (i) does not include, as an unconditional term, the grant by the claimant to the T Media Indemnified Parties of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of the T Media Indemnified Parties. This provision shall survive the termination of this Agreement.

(b)            T Media shall indemnify and hold harmless Licensee, the Products, their parent, subsidiaries, affiliates, and their officers, directors, employees, agents, successors and assigns (collectively, the “Licensee Indemnified Parties”) against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) as a result of claims or actions brought by third parties against a Licensee Indemnified Party which arise from any act or omission of T Media which constitutes a breach of this Agreement or alleging that Licensee’s or Products’ use of the T Media IP and Marks violates or infringes any trademark, service mark, copyright or other proprietary right of any person not a party to this Agreement; provided, however, that (i) Licensee notifies T Media promptly of any such claim or action (provided further that any failure or delay in providing such notice shall not relieve T Media of its obligations except to the extent that the defense of such claim is materially prejudiced thereby), and (ii) T Media shall have no liability to the Licensee Indemnified Parties to the proportional extent that such judgments, damages, costs or losses are attributable to any breach of the Agreement, negligent act or omission by a Licensee Indemnified Party. T Media shall control and shall bear all expenses in connection with the defense and/or settlement of any such claim or action. Licensee shall have the right, at its own expense, to participate in the defense of any claim or action against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim or action, without the written consent of T Media. T Media, in the defense of any such claim, except with the written consent of Licensee, shall not consent to entry of any judgment or enter into any settlement which (i) does not include, as an unconditional term, the grant by the claimant to the Licensee Indemnified Parties of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of the Licensee Indemnified Parties other than with respect to the rights granted licensee under this Agreement. This provision shall survive the termination of this Agreement.

12.            Force Majeure

Neither T Media nor Licensee shall bear responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act of governmental authority, act of the public enemy, or due to war, alien invasion, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slowdown), or other cause beyond the reasonable control of the party so affected, provided that such party had exercised due diligence as the circumstances reasonably required.

13.            Other Matters

(a)            This Agreement is solely and exclusively between the parties as now constituted and, unless otherwise provided, shall not be assigned or transferred by either party, without prior written consent of the other party, which shall not be unreasonably withheld, and any attempt to so assign or transfer this Agreement without such written consent shall be null and void. Notwithstanding the foregoing, this Agreement may be assigned by T Media to its parent or any of its subsidiaries or affiliates without the consent of Licensee.

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(b)            This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

(c)            No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property that is the subject of this Agreement.

(d)            All notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand or by registered or certified mall, return receipt requested, to the addresses set forth below or such addresses as either party shall specify by a written notice to the other and (iii) deemed given upon receipt.

(e)            This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Florida, without regard to its conflict of laws principles.

Notice to T Media:                T Media Tech LLC

401 N. Cattlemen Rd.

Suite 200

Sarasota, Florida 34232

Attn: Devin Nunes

Notice to Licensee:               Yorkville America, LLC

1012 Springfield Avenue

Mountainside, NJ 070921918

Attn. Troy Rillo

(f)             This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute on and the same instrument.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

	T MEDIA TECH LLC		YORKVILLE AMERICA, LLC

By:	/s/ Devin Nuness		By:
	Name:	Devin Nunes		Name:	Troy Rillo
	Title:	CEO		Title:	CEO
	Date:	11/20/2025		Date:

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

	T MEDIA TECH LLC		YORKVILLE AMERICA, LLC

By:			By:	/s/ Troy Rillo
	Name:	Devin Nunes		Name:	Troy Rillo
	Title:	CEO		Title:	CEO
	Date:			Date:	11/19/2025

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SCHEDULE 1

Product Launches

The Licensee shall present an annual business plan to T Media within 60 days of February 4, 2025, and within 30 days of each anniversary thereafter. Each business plan will specify the Product launch plan for the next year. The Licensee may update a business plan periodically with proposed modifications, subject to approval by T Media. The Licensee will use reasonable commercial efforts to meet the annual business plan (as periodically amended).

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EXHIBIT A

List of the T Media IP:

1.

7.

11

9.

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EXHIBIT B

INITIAL LIST OF INDEXES

Index		Ticker
1.	Truth Social™ - Yorkville American Icons Index	TSICON
2.	Truth Social™ - Yorkville American Security & Defense Index	TSADEF
3.	Truth Social™ - Yorkville American Energy Security Index	TSENS
4.	Truth Social™ - Yorkville American Next Frontiers Index	TSFRNT
5. iREIT- MarketVector Red REITs Index		IRED

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